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                     November 14, 2022

       Betty Liu
       Chief Executive Officer
       D & Z Media Acquisition Corp.
       2870 Peachtree Road NW
       Suite 509
       Atlanta, GA 30305

                                                        Re: D & Z Media
Acquisition Corp.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed November 8,
2022
                                                            File No. 001-39934

       Dear Betty Liu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Brian N. Wheaton, Esq.